EXHIBIT 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-133761 on Form N-14 of our report dated November 25, 2005, relating to the financial statements and financial highlights of BlackRock. High Yield Bond Portfolio (the “Fund”),appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2005, and to the references to us under the captions “Other Service Providers” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

June 16, 2006